Letter of Intent

March 11, 2000

Jorge Emilio Zedan
President of El Salvador Telecom, S.A. de C.V.
SALTEL
San Salvador, El Salvador

Dear Don Jorge:

In relation to our conversations relating to the possibility of acquiring shares in SALTEL, this letter serves to confirm to you our intention of effectuating the acquisition of shares in that company pursuant to the following general terms:

     I.   RECITALS

          1.1. World Wide Wireless Communications, Inc., hereinafter "World Wide" is a corporation organized under the laws of the State of Nevada, United States of America, among whose activities is to provide high speed wireless internet services

          1.2. World Wide intends to invest in the Central American region, beginning with El Salvador, where it plans to establish its Regional Operations Center.

          1.3. SALTEL is a company organized under the laws of El Salvador, among whose activities is the offering of telephone services, access services, and intermediate services, with its current technical, operative, and administrative infrastructure. This company, and its legal representative don Jorge Emilio Zedan have the ability to request and obtain frequencies throughout the Central American region, as permitted and limited by the laws of the individual countries. As part of the relationship to be established, Mr. Zedan assumes personal responsibility to take those steps necessary in this regard within the shortest possible time.

          1.4. That for the interests of both companies, it is beneficial to establish a strategic alliance or joint venture, whose activities will include the integration of World Wide into the share structure of SALTEL in the legal manner most convenient/

   II.    Nature of the Investment

          2.1 World Wide declares its intent to acquire at least twenty five per cent of the capital stock of SALTEL, upon the basis that by acquiring said

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

               percentage it assumes the rights of a minority shareholder as established under the Commercial Code of El Salvador.

          2.2 World Wide will pay, for this twenty-five percent of, the amount of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS, money of the United States of America, in the following form: (a) within five days from Monday, March 13, the amount of ONE MILLION DOLLARS; and (b) the rest of the TWO MILLION FIVE HUNDRED THOUDAND DOLLARS by monthly payments in equal and successive amounts of ONE HUNDRED THOUSAND DOLLARES, payable on the first day of the month; in addition, interest on the unpaid balance in the amount of 8%, which shall be included and incorporated in the payments. ___

          2.3 The shares that are issued as the result of this increase in capital will be issued immediately in the name of World Wide.

          2.4 The payments will be made in accordance with instructions ot be given to World Wide by SALTEL.


    III.  Special Conditions


          3.1  World Wide  declares that its intention to purchase is subject to
               (i) that SALTEL establishes the existence of its licenses to operate as an operator of telephone services; (ii) that SALTEL demonstrates that it has a concession for the exploitation of public telephone service and concessions for the exploitation of radioelectric spectrum, including the use of the following frequencies:

                           Network Colonia  Roma-Cerro San Jacinto  Tx 2431.25MHz - Rx 2329.75 MHz
                           Network Cerro San  Jacinto-Costa del Sol Tx 2438.25MHz - Rx 2336.75 MHz
                           Network Colonia Roma-Boqueron            Tx 2438.28MHz - Rx 2336.75 MHz
                           Network Boqueron-Aeropuerto  El Salvador Tx 2431.25MHz - Rx 2329.75 MHz

                  SALTEL will convert, as permitted by competent authorities, if it is required, the previous point to point licenses to point to multipoint with a minimum bandwidth of 24MHz.

     IV.  Closing Date. Due Diligence

          4.1 The purchase of the shares shall take place no later than five working days from the date of this letter. 4.2 Notwithstanding the previous section, World Wide, by means of an independent law firm, will proceed to commence due diligence of SALTEL which shoull be completed within the provisions of paragraph 4.1

     V.   Legal Form of Acquisition of Shares

          5.1 Taking into consideration that the purpose of these negotiations, in addition to consolidating a strategic alliance between the parties, is to strengthen the financial position of the company, it is agreed that upon the

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

               introduction of World Wide as a shareholder and the increase in capital afforded thereby, the current shareholders will renounce any preferred rights they may have to subscription of shares; and for said purposem there will be held an extraordinary meeting of shareholders.

    VI.   Special Domicile. Acceptance of the Letter

          6.1 For the legal purposes of this Letter, both parties acknowledge domicile in the city of San Salvador

          6.2 As a sign of the acceptance, a copy of the letter should be signed by Jorge Zedan which shall be held by World Wide.

VII.     Other Conditions

          7.1 It is expressly understood by the parties, that if a settlement of the pending litigation between SALTEL and CTE is reached, World Wide will receive the benefits of not paying any of the interest payments otherwise agreed to herein; and if any amounts had previously been paid, it will be deducted from future payments.

          7.2 Similarly, it is understood that upon the sale of substantial all of SALTEL to any third parties the point to point licenses detailed previously will be transferred automatically to World Wide or its designee.

          7.3 Both parties declare their intent to broaden their operations throughout the rest of the countries of Central America, in accordance with subsequent agreements as to percentages of equity participation in the form most equitable; it being understate that the licenses and frequencies will be in the name of a company designated by World Wide. SALTEL and/or its actual shareholders, will have the option of subscribing to the shares of the companies formed in the rest of Central America equal to at least 10% of the capital stock of those companies.

         In accordance with the foregoing, and with authorization to do so, this document was executed and issued in the city of San Salvador, Republic of El Salvador, as of the date first above written.


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